BAR HARBOR BANKSHARES AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF CASH FLOW
                                     (UNAUDITED)
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
                                                    MARCH 31    MARCH 31
                                                        1995        1994
          CASH FLOWS FROM OPERATING ACTIVITIES:
          NET INCOME                              $1,308,309  $1,191,776
          ADJUSTMENTS TO RECONCILE NET EARNINGS
           TO  NET CASH PROVIDED BY OPERATING
           ACTIVITIES:
             DEPRECIATION                            138,008     134,126
             PROVISION FOR LOAN LOSSES               240,000     240,000
             NET SECURITIES (GAINS) LOSSES                 0           0
             NET AMORTIZATION OF BOND PREMIUM         50,191     168,318

             NET CHANGE IN OTHER ASSETS            (663,800) (1,505,852)
             NET CHANGE IN OTHER LIABILITIES         295,982     682,492

             NET CASH PROVIDED BY OPERATING
             ACTIVITIES                            1,368,690     910,860

          CASH FLOWS FROM INVESTING ACTIVITIES:
             PROCEEDS FROM MATURITIES AND PRINCIPAL
             PAYMENTS ON INVESTMENTS INCLUDING
             MORTGAGE BACKED SECURITIES            3,397,489   5,702,793
             PROCEEDS FROM THE SALE OF INTEREST
             BEARING INVESTMENTS                           0   3,813,099
             PROCEEDS FROM THE SALE OF EQUITY
             SECURITIES                                    0           0
                                                   1,069,043, 1,059,743,7
             PURCHASE OF INVESTMENT SECURITIES           413          66
                                                   1,069,204, 1,071,592,5
             NET LOANS MADE TO CUSTOMERS                 680          01
             CAPITAL EXPENDITURES                   (227,169)   9,581,659


           NET CASH USED IN INVESTING ACTIVITIES  (6,065,235)   (7,787,248)

         CASH FLOWS FROM FINANCING ACTIVITIES:
           NET CHANGE IN DEPOSITS              1,070,731,843 1,066,130,786
           INCREASE IN REPURCHASE AGREEMENTS       9,830,919     3,726,553
           NET CHANGE IN OTHER BORROWINGS         (3,000,000)   12,000,000
           PROCEEDS FROM SALE OF CAPITAL STOCK         61,828      38,988
           PAYMENTS OF DIVIDENDS                            0           0


 NET CASH PROVIDED BY FINANCING ACTIVITIES          3,882,766   8,154,503

NET INCREASE IN CASH AND CASH EQUIVALENTS       1,072,928,045   1,278,115

CASH AND CASH EQUIVALENTS AT BEGINNING
    OF YEAR                                         9,714,713   6,134,371
 CASH AND CASH EQUIVALENTS AT END





    OF QUARTER                                     $8,900,934   $7,412,486
 CASH AND CASH EQUIVALENTS AT END
          OF YEAR
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
          CASH PAID DURING THE YEAR FOR:
              INTEREST                             $2,342,962   $1,679,733
              INCOME TAXES                           $115,681     $115,681

 The accompanying notes are an integral part of these consolidated financial statements.

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